Exhibit 99.1

AOL REPORTS Q4 EARNINGS

NEW YORK – February 2, 2011 - AOL Inc. (NYSE: AOL) released fourth quarter 2010 results today.

“I am very proud of what we accomplished in 2010 as we began the year with a significant restructuring of AOL and ended the year with a significantly improved balance sheet, a number of exciting new products and a new culture focused on winning,” said Tim Armstrong, Chairman and CEO. “We have set aggressive goals for ourselves in 2011 in pursuit of capturing the growing opportunity ahead of us.”

Summary Results*

In millions (except per share amounts)

	Q4 2010	Q4 2009	Change	FY 2010	FY 2009	Change
Revenue
Advertising	$331.6	$468.6	-29%	$1,284.1	$1,736.7	-26%
Subscription	235.9	307.4	-23%	1,023.6	1,388.8	-26%
Other	28.5	30.7	-7%	109.0	120.3	-9%

Total revenues	$596.0	$806.7	-26%	$2,416.7	$3,245.8	-26%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$149.4	$132.9	12%	$677.5	$882.2	-23%
Restructuring costs (included in Adjusted OIBDA)	$(0.3)	$106.3	NM	$33.8	$189.2	-82%

Operating income (loss)	$67.4	$32.4	108%	$(982.6)	$462.6	NM
Net income (loss) attributable to AOL Inc.	$66.2	$1.4	NM	$(782.5)	$248.8	NM

Diluted EPS from continuing operations	$0.60	$0.03	NM	$(7.42)	$2.38	NM

Cash provided by continuing operations	$107.1	$133.3	-20%	$593.5	$906.7	-35%
Free Cash Flow (1)	$70.6	$93.6	-25%	$460.1	$740.3	-38%

*	The financial information reflects buy.at as discontinued operations and ICQ as continuing operations for all periods presented.
(1)	See Page 9 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

Noteworthy Items:

•

AOL remained active in Q4: growing AOL.com users since its relaunch, launching the popular “You’ve Got” series, growing video streams and viewers to 406 million streams and 49 million viewers in December, up 106% and 84% respectively since September 2010 according to comScore, relaunching a new mail product in beta, and expanding Patch into 559 towns to end 2010 in 775 towns.

•

AOL remains focused on improving its content offerings internally and in partnership with premium content providers. Recently, AOL launched original web video series on AOL.com, PopEater, AOL Kids, KitchenDaily and Stylelist and entered into strategic partnerships with Sporting News, Everyday Health and Move, Inc.

•

AOL made targeted acquisitions and added great products, technology and talent by acquiring Pictela, Inc. and About.me, Inc. in December and goviral A/S in January. Pictela, a global platform distributing high-definition brand content across the internet, increases the scale of AOL’s premium advertising tools. About.me brings a product which simplifies the social experience on the web by empowering people to create personal profile pages presenting their online identities in one place. goviral, a digital platform distributing branded online video for agencies and content producers, further strengthens AOL’s video offerings.

•

AOL’s initiatives to optimize its product offerings continued to impact year-over-year comparisons. In Q4 2010, $80.2 million of the $137.0 million year-over-year decline in advertising revenue relates to the impact of these initiatives which are discussed further on page 2.

•	Q4 Subscription revenue declines reflect a 23% decline in subscribers year-over-year, while monthly average churn of 2.3% continues the trend of meaningful year-over-year churn reductions.

•

AOL significantly reduced costs in Q4 2010 versus the prior year period as operating expenses including restructuring costs declined $259.3 million year-over-year. Operating expenses increased $32.3 million versus Q3 2010, reflecting increased investment in Patch and additional expenses related to recent acquisitions.

•

Net income and Adjusted OIBDA reflect the effect of recasting our historical ICQ operations within continuing operations through the date of sale, which is a change from Q3 2010. See page 4 for more detail.

•

Net income and Adjusted OIBDA expense include $3.1 million and $4.1 million in incentive compensation respectively related to recent acquisitions. Net income also reflects a $13.6 million pre-tax charge related to ICQ and an $8.0 million pre-tax gain on the sale of AOL’s investment in Brightcove for $17.0 million in cash in Q4 2010.

•

At December 31, 2010, AOL had $801.8 million of cash. Q4 2010 cash provided by continuing operations was $107.1 million, down 20% year-over-year, while Free Cash Flow was $70.6 million, down 25% year-over-year.

DISCUSSION OF RESULTS

Revenue

	Q4 2010	Q4 2009	Change
	(In millions)
Advertising revenue
Display	$151.1	$176.4	-14%
Display - domestic	139.6	151.7	-8%
Display - international	11.5	24.7	-53%
Search and contextual	96.4	145.4	-34%

AOL Properties	247.5	321.8	-23%
Third Party Network	84.1	146.8	-43%

Total advertising revenue	331.6	468.6	-29%

Subscription revenue	235.9	307.4	-23%

Other revenue	28.5	30.7	-7%

Total revenue	$596.0	$806.7	-26%

Advertising revenue declined $137.0 million versus Q4 2009 of which $80.2 million related to AOL-implemented initiatives and comprises: $53.0 million in lower Third Party Network revenue associated with European shutdowns and de-emphasis of low margin search engine campaign management and lead generation affiliate products; $13.4 million in lower international display revenue related to reduced operations in Germany and France and the absence of revenue from Bebo and ICQ which we sold earlier in 2010; and $13.8 million in lower search and contextual revenue from our de-emphasis of contextual products, fewer queries in Germany and France where we have reduced operations and the absence of revenue from ICQ.

Apart from the impacts of AOL-implemented initiatives, advertising revenue further reflects declines in search and contextual, display and Third Party Network revenue. Search and contextual revenue declines of $35.2 million include $25.0 million related to fewer domestic queries, due to a 23% year-over-year decrease in domestic AOL-brand access subscribers and lower traffic on AOL Properties, as well as a $10.2 million impact from fewer international queries. Display revenue declines of $11.9 million reflect a slight decline in domestic premium inventory sales as well as less AOL Properties inventory monetized through our network, resulting primarily from our efforts to improve the consumer experience. Premium inventory sales declines reflect the fact that the Company began the quarter with a significantly smaller pipeline, due to the impact on sales of the salesforce reorganization in Q1 2010, which was largely offset by incremental revenue generated during the quarter. Q4 2010 domestic display revenue includes approximately $2 million in revenue related to acquisitions made in Q3 2010. Third Party Network revenue declined $9.7 million primarily reflecting increased competition at Ad.com, partially offset by approximately $2 million in revenue related to acquisitions made in Q3 2010.

Subscription revenue declines primarily reflect the 23% decline in domestic AOL-brand access subscribers noted above, partially offset by an increase of $5.4 million related to a favorable resolution of a legal dispute over revenue related to certain customers. Monthly average churn for the period was 2.3%, as compared to 3.0% in the prior year period, and the average paid tenure of our domestic AOL-brand access subscribers has increased to 9.5 years this period from 8.8 years in the prior year period. Average revenue per user declined 2.2% year-over-year.

Other revenue declines reflect lower mobile carrier and licensing revenues, partially offset by increases in third party web hosting revenues and transition services revenue associated with recent dispositions.

Profitability

Adjusted OIBDA increased reflecting reduced costs of revenues, restructuring costs and selling, general and administrative expenses partially offset by the revenue declines discussed above. The reduced operating costs included Traffic Acquisition Costs (TAC), personnel-related expenses and network-related costs. TAC declined $91.1 million year-over-year reflecting lower partner revenue share in Europe associated with the cessation of operations in certain countries and reduced operations in France and Germany, as well as the de-emphasis of low margin advertising products. The decline in TAC also reflects the Q1 2010 amendment of a large distribution agreement. Lower personnel-related expenses continue to reflect reduced headcount resulting from the restructuring initiatives we began in 2009, partially offset by increased hiring for Patch and other strategic areas. Operating income also reflects a $25.3 million decrease in depreciation and amortization in Q4 2010 versus the prior year period, primarily due to a higher percentage of in-service assets being fully depreciated and certain intangible assets becoming fully amortized in periods prior to Q4 2010.

Tax

Our effective tax rate for income from continuing operations was 13.2% for the three months ended December 31, 2010, as compared to an effective tax rate of 90.1% for the three months ended December 31, 2009. The effective tax rate for the three months ended December 31, 2010 decreased from the statutory U.S. federal income tax rate of 35.0% and the effective tax rates for the three months ended December 31, 2009 primarily due to the effect of the goodwill impairment charge (recorded in the second quarter of 2010 and the majority of which was non-deductible for income tax purposes), partially offset by the impact of foreign valuation allowances on the annual effective tax rate. Additionally, the rate was decreased by the Company’s recognition of $8.2 million of benefit related to the release of foreign reserves.

Our effective tax rate for income from continuing operations was 18.4% for the year ended December 31, 2010, as compared to an effective tax rate of 45.4% for the year ended December 31, 2009. The effective tax rate for the year ended December 31, 2010 decreased from the statutory U.S. federal income tax rate of 35.0% and the effective tax rate for the year ended December 31, 2009 primarily due to the effect of the goodwill impairment charge (the majority of which was non-deductible for income tax purposes), partially offset by the effect of the Bebo worthless stock deduction recorded in the second quarter of 2010.

Cash Flow

Q4 2010 cash provided by continuing operations and Free Cash Flow were $107.1 million and $70.6 million, respectively. Cash provided by continuing operations and Free Cash Flow declined compared to Q4 2009, as the increase in Adjusted OIBDA was more than offset by working capital changes due to the timing of operating cash payments and receipts.

Acquisitions of Pictela, About.me and goviral

In December 2010, we completed the acquisitions of Pictela and About.me for $31.4 million in the aggregate, net of cash acquired. In addition, we have agreed to pay an aggregate of $11.5 million to certain employees of the acquired companies over the next three years contingent on their future service to AOL. This $11.5 million of contingent consideration will be treated as compensation expense for accounting purposes.

On January 31, 2011, we completed the purchase of goviral A/S, a company incorporated and registered in Denmark, for $74.1 million, net of cash acquired, subject to working capital adjustments. In addition, the Company has agreed to pay $22.6 million to certain employees of goviral over the next two years contingent on their future service to the Company. This $22.6 million will be treated as compensation expense for accounting purposes. goviral distributes branded online video for media agencies, creative agencies and content producers.

ICQ

On July 8, 2010, we completed the sale of our ICQ operations (“ICQ”) for $187.5 million in cash (subject to working capital adjustments) to Digital Sky Technologies Limited, now known as Mail.ru Group Limited (“Mail.ru”). We recorded a pre-tax gain on the sale of $119.6 million within discontinued operations in the third quarter of 2010. As part of the sale transaction, we agreed to provide certain network infrastructure services to Mail.ru for a limited period of time.

After our disposition of ICQ, the Committee on Foreign Investment in the United States (‘‘CFIUS’’) contacted Mail.ru and, subsequently, Mail.ru and AOL submitted a joint voluntary filing to CFIUS commencing a review of the transaction under Section 721 of Title VII of the Defense Production Act of 1950, as amended. AOL and Mail.ru are currently working with CFIUS to address their concerns. As a result of this process, it is probable that we will agree to provide certain network infrastructure and other operational services to Mail.ru at a level and for a period in excess of our contractual obligations under the original transaction agreements as well as other modifications to the parties’ respective obligations under the transaction agreements.

As of the date of this earnings release, our estimate of the range of loss to be incurred as a result of these developments is $13.6 million to $28.1 million, the aggregate cap under the original transaction agreements for losses in connection with providing the network infrastructure services. Given that no amount within the range of loss appears to be a better estimate as of the date of this release, in our fourth quarter and full year 2010 consolidated statement of operations we have accrued a loss of $13.6 million, the low end of the range of estimated loss, and reflected such loss as a reduction to the previously recorded $119.6 million gain. The CFIUS process is ongoing and if there are any significant developments between now and the filing of our Annual Report on Form 10-K, including a change in our estimated range of loss, we will update our disclosure and results of operations for the year and three months ended December 31, 2010, in our Annual Report on Form 10-K to reflect such developments.

Given the probable extension and modification of the services we are providing to ICQ, we have concluded that the ICQ operations, for the period prior to the sale, no longer meet the criteria for presentation as discontinued operations. As a result, we have recast the financial condition, results of operations and cash flows of the ICQ operations through the date of sale within continuing operations for all periods presented. The financial condition, results of operations, and cash flows of ICQ continue to be excluded from AOL’s financial results for all periods subsequent to July 8, 2010.

OPERATING METRICS

	Q4 2010	Q4 2009	% Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	3,852	4,999	-23%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU)	$18.12	$18.53	-2%
Domestic AOL-brand access subscriber monthly average churn (2)	2.3%	3.0%	-23%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties (Media Metrix 360)	112	NA	NA
Domestic average monthly unique visitors to AOL Properties (Panel-only methodology)	97	100	-3%
Domestic average monthly unique visitors to AOL Media (Media Metrix 360) (4)	84	NA	NA
Domestic average monthly unique visitors to AOL Media (Panel-only methodology) (4)	70	75	-7%
Domestic average monthly unique visitors to AOL Advertising Network (5)	181	184	-2%

(1)	Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.
(2)	Churn represents the number of subscribers that terminate or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.
(3)	See “Unique Visitor Metrics” on page 10 of this press release.
(4)	AOL Media represents a subset of AOL Properties and excludes Mail, Instant Messaging, Search, Ventures and Local & Mapping.
(5)	We also utilize unique visitors to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss fourth quarter 2010 financial results on Wednesday, February 2, 2011, at 8:00 am Eastern Time (ET). To access the call, parties in the United States and Canada should call toll-free (866) 713-8310 and international parties should call (617) 597-5308. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286-8010. The access code for the replay is 37458830.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations (1)

(In millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(recast)	(unaudited)	(recast)
Revenues:
Advertising	$331.6	$468.6	$1,284.1	$1,736.7
Subscription	235.9	307.4	1,023.6	1,388.8
Other	28.5	30.7	109.0	120.3

Total revenues	596.0	806.7	2,416.7	3,245.8
Costs of revenues	378.1	494.4	1,420.6	1,893.2
Selling, general and administrative	112.6	128.5	491.2	535.0
Amortization of intangible assets	24.6	38.2	145.3	137.9
Amounts related to securities litigation and government investigations, net of recoveries	—	6.9	—	27.9
Restructuring costs	(0.3)	106.3	33.8	189.2
Goodwill impairment charge	—	—	1,414.4	—
(Gain) loss on disposal of consolidated businesses, net	13.6	—	(106.0)	—

Operating income (loss)	67.4	32.4	(982.6)	462.6
Other income (loss), net	7.0	(1.0)	13.4	(2.5)

Income (loss) from continuing operations before income taxes	74.4	31.4	(969.2)	460.1
Income tax provision (benefit)	9.8	28.3	(178.5)	208.7

Income (loss) from continuing operations	64.6	3.1	(790.7)	251.4
Discontinued operations, net of tax	1.6	(1.7)	8.2	(2.9)

Net income (loss)	66.2	1.4	(782.5)	248.5
Less: Net loss attributable to noncontrolling interests	—	—	—	0.3

Net income (loss) attributable to AOL Inc.	$66.2	$1.4	$(782.5)	$248.8

Amounts attributable to AOL Inc.:
Income (loss) from continuing operations	$64.6	$3.1	$(790.7)	$251.7
Discontinued operations, net of tax	1.6	(1.7)	8.2	(2.9)

Net income (loss) attributable to AOL Inc.	$66.2	$1.4	$(782.5)	$248.8

Per share information attributable to AOL Inc. common stockholders:
Basic income (loss) per common share from continuing operations	$0.61	$0.03	$(7.42)	$2.38
Discontinued operations, net of tax	0.01	(0.02)	0.08	(0.03)

Basic net income (loss) per common share	$0.62	$0.01	$(7.34)	$2.35

Diluted income (loss) per common share from continuing operations	$0.60	$0.03	$(7.42)	$2.38
Discontinued operations, net of tax	0.01	(0.02)	0.08	(0.03)

Diluted net income (loss) per common share	$0.61	$0.01	$(7.34)	$2.35

Shares used in computing basic income (loss) per common share (2)	106.7	105.8	106.6	105.8

Shares used in computing diluted income (loss) per common share (2)	107.7	105.9	106.6	105.8

Depreciation expense by function:
Costs of revenues	$38.8	$47.2	$166.6	$223.3
Selling, general and administrative	4.4	7.7	29.7	37.8

Total depreciation expense	$43.2	$54.9	$196.3	$261.1

Equity-based compensation by function:
Costs of revenues	$2.3	$0.1	$8.3	$2.6
Selling, general and administrative	6.6	1.8	27.8	9.9

Total equity-based compensation	$8.9	$1.9	$36.1	$12.5

Incentive compensation expense related to acquired companies by function: (3)
Costs of revenues	$3.4	$—	$4.6	$0.3
Selling, general and administrative	0.7	0.2	1.6	0.4

Total incentive compensation expense related to acquired companies	$4.1	$0.2	$6.2	$0.7

Traffic Acquisition Costs (included in costs of revenues)	$78.5	$169.6	$297.7	$566.8

(1)	The financial information above includes the impact of reflecting buy.at as discontinued operations and ICQ as continuing operations. See page 10 for more information.
(2)

On November 2, 2009, we converted from AOL Holdings LLC, a limited liability company wholly-owned by Time Warner Inc. (Time Warner), to AOL Inc., a corporation wholly owned by Time Warner. On December 9, 2009, the date of our spin-off from Time Warner, 105.8 million shares of $0.01 par value AOL common stock were issued to Time Warner stockholders of record as of 5 p.m. on November 27, 2009. For periods prior to December 9, 2009, the same number of shares is being used for basic and diluted income (loss) per common share as no common stock of the Company existed prior to November 2, 2009, and no dilutive securities of the Company were outstanding for any prior period.

(3)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Consolidated Balance Sheets (1)

(In millions)

	December 31,
	2010	2009
	(unaudited)	(recast)
Assets

Current assets:
Cash and equivalents	$801.8	$146.1
Accounts receivable, net of allowances of $16.1 and $31.6, respectively	307.7	440.0
Prepaid expenses and other current assets	46.8	33.1
Deferred income taxes	82.9	44.7
Current assets of discontinued operations	—	23.5

Total current assets	1,239.2	687.4
Property and equipment, net	529.2	704.7
Goodwill	810.9	2,171.6
Intangible assets, net	99.6	210.4
Long-term deferred income taxes	258.4	136.8
Long-term assets of discontinued operations	—	27.0
Other long-term assets	25.0	25.2

Total assets	$2,962.3	$3,963.1

Liabilities and Equity

Current liabilities:
Accounts payable	$80.0	$100.4
Accrued compensation and benefits	114.5	90.7
Accrued expenses and other current liabilities	236.3	400.4
Deferred revenue	92.6	113.5
Current portion of obligations under capital leases	35.2	32.4
Current liabilities of discontinued operations	—	14.0

Total current liabilities	558.6	751.4
Obligations under capital leases	50.9	41.5
Restructuring liabilities	7.0	28.3
Deferred income taxes	—	2.4
Long-term liabilities of discontinued operations	—	7.0
Other long-term liabilities	58.9	69.6

Total liabilities	675.4	900.2

Equity:
Common stock, $0.01 par value, 106.7 million and 105.8 million shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	1.1	1.1
Additional paid-in capital	3,376.6	3,355.5
Accumulated other comprehensive loss, net	(287.9)	(275.1)
Accumulated deficit for the period subsequent to November 2, 2009 (2)	(802.9)	(20.4)

Total AOL Inc. stockholders’ equity	2,286.9	3,061.1
Noncontrolling interest	—	1.8

Total equity	2,286.9	3,062.9

Total liabilities and equity	$2,962.3	$3,963.1

(1)	The financial information above includes the impact of reflecting buy.at as discontinued operations and ICQ as continuing operations. See page 10 for more information.
(2)	We began recording accumulated deficit subsequent to November 2, 2009, when we converted from a limited liability company to a corporation.

AOL Inc.

Consolidated Statements of Cash Flows (1)

(In millions)

	Years Ended December 31,
	2010	2009
	(unaudited)	(recast)
Operations

Net income (loss)	$(782.5)	$248.5
Less: Discontinued operations, net of tax	8.2	(2.9)

Net income (loss) from continuing operations	(790.7)	251.4
Adjustments for non-cash and non-operating items:
Depreciation and amortization	341.6	399.0
Asset impairments	1,426.5	23.1
Gain on sale of investments and businesses	(132.0)	0.2
Equity-based compensation	36.1	12.5
Amounts related to securities litigation and government investigations, net of recoveries	—	27.9
Other non-cash adjustments	10.9	7.1
Excess tax benefit on equity-based compensation	(0.7)	—
Deferred income taxes	(228.2)	(4.7)
Changes in operating assets and liabilities, net of acquisitions
Receivables	129.6	56.7
Accrued expenses	(124.5)	123.6
Deferred revenue	(21.5)	(28.2)
Other balance sheet changes	(53.6)	38.1

Cash provided by continuing operations	593.5	906.7
Cash provided by discontinued operations	(1.1)	1.4

Cash provided by operations	592.4	908.1

Investing Activities
Investments and acquisitions, net of cash acquired	(154.0)	(18.1)
Proceeds from disposal of assets and consolidated businesses, net	301.4	—
Capital expenditures and product development costs	(95.9)	(135.3)
Investment activities from discontinued operations	14.8	(0.5)
Other investment proceeds	42.8	2.2

Cash provided (used) by investing activities	109.1	(151.7)

Financing Activities

Principal payments on capital leases	(37.5)	(31.1)
Net distribution to Time Warner	—	(709.3)
Tax withholdings related to net share settlements of restricted stock units	(4.3)	—
Other	—	(9.2)

Cash used by financing activities	(41.8)	(749.6)

Effect of exchange rate changes on cash and equivalents	(4.9)	5.5

Increase in cash and equivalents	654.8	12.3

Cash and equivalents at beginning of year	147.0	134.7

Cash and equivalents at end of year	801.8	147.0

Less: Cash and equivalents of discontinued operations at end of year	—	0.9

Cash and equivalents of continuing operations at end of year	$801.8	$146.1

(1)	The financial information above includes the impact of reflecting buy.at as discontinued operations and ICQ as continuing operations. See page 10 for more information.

SUPPLEMENTAL INFORMATION - UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three months and years ended December 31, 2010 and 2009 (In millions, except per share amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Accelerated depreciation (1)	$—	$—	$—	$(11.2)
Accelerated amortization of intangible assets (2)	—	—	(40.0)	—
French VAT matter (3)	—	—	—	(14.7)
Restructuring costs	0.3	(106.3)	(33.8)	(189.2)
Goodwill impairment charge	—	—	(1,414.4)	—
Gain on sale of Brightcove investment	8.0	—	8.0	—
Gain on sale of Kayak Software Corporation	—	—	17.5	—
Equity-based compensation expense	(8.9)	(1.9)	(36.1)	(12.5)
Incentive compensation expense related to acquired companies (6)	(4.1)	(0.2)	(6.2)	(0.7)
ICQ operating income, including impact of ICQ sale (7)	(13.6)	7.2	116.2	24.6

Pre-tax impact	(18.3)	(101.2)	(1,388.8)	(203.7)

Income tax impact (4)	6.7	45.9	(28.2)	92.5

After-tax impact	(11.6)	(55.3)	(1,417.0)	(111.2)
Income tax benefit related to the worthless stock deduction	0.5	—	300.0	—
Discontinued operations, net of tax (5)	1.6	(1.7)	8.2	(2.9)

After-tax impact of items impacting comparability of net income	$(9.5)	$(57.0)	$(1,108.8)	$(114.1)

Impact per basic common share	$(0.09)	$(0.54)	$(10.40)	$(1.08)

Impact per diluted common share	$(0.09)	$(0.54)	$(10.40)	$(1.08)

Effective tax rate (4)	40.0%	45.4%	40.0%	45.4%

(1)	Depreciation expense for the year ended December 31, 2009 included the impact of the reevaluation of the useful lives of certain network assets in connection with our restructuring initiative. The amounts above for the year ended December 31, 2009 represent the incremental depreciation expense incurred through the third quarter of 2009, when the majority of these network assets became fully depreciated on an accelerated basis.
(2)	Amortization of intangible assets for the year ended December 31, 2010 included the impact of the reevaluation of the useful lives of certain intangible assets in the fourth quarter of 2009 in connection with our restructuring initiative. The amounts above for the year ended December 31, 2010 represent the incremental amortization incurred through the second quarter of 2010, when the majority of these intangible assets became fully amortized on an accelerated basis.
(3)

For the year ended December 31, 2009, AOL recorded an incremental reserve and corresponding expense related to a settlement with the French tax authority to resolve a VAT matter related to assessments on subscription revenues from French subscribers earned during the period from July 1, 2003 through October 31, 2006.

(4)	The income tax impact for all items except the goodwill impairment charge was calculated based on AOL’s effective tax rate for each annual period excluding the effect of the Bebo worthless stock deduction and the goodwill impairment charge. The tax impact for the goodwill impairment charge was calculated using AOL’s effective tax rate for 2010 excluding only the impact of the Bebo worthless stock deduction.
(5)	Discontinued operations, net of tax includes the results of operations of buy.at through disposition date. The results for the year ended December 31, 2010 include the pre-tax loss on the sale of buy.at and the income tax benefit associated with the capital loss deferred tax asset generated by the buy.at sale.
(6)	These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as compensation expense over the future service period of the employees of the acquired companies. For tax purposes, a portion of these costs are treated as additional basis in the acquired entity and are not deductible, until disposition of the acquired entity.
(7)	AOL sold its ICQ operations on July 8, 2010 and accordingly, the results for the three months and year ended December 31, 2009 include the results of ICQ for the entire period. The three months ended December 31, 2010 include the adjustment to the gain on sale of ICQ discussed on page 4 and the year ended December 31, 2010 includes the results of ICQ operations for the portion of the year prior to the sale and the gain on the sale of ICQ.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Continuing

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Operating income (loss)	$67.4	$32.4	$(982.6)	$462.6
Add: Depreciation	43.2	54.9	196.3	261.1
Add: Amortization of intangible assets	24.6	38.2	145.3	137.9
Add: Asset impairments	1.4	9.2	1,426.5	23.1
Add: Losses/(gains) on disposal of consolidated businesses, net	13.6	—	(106.0)	—
Add: Losses/(gains) on asset sales	(0.8)	(1.8)	(2.0)	(2.5)

Adjusted OIBDA	$149.4	$132.9	$677.5	$882.2

Cash provided by continuing operations	$107.1	$133.3	$593.5	$906.7
Less: Capital expenditures and product development costs	25.9	31.5	95.9	135.3
Less: Principal payments on capital leases	10.6	8.2	37.5	31.1

Free Cash Flow	$70.6	$93.6	$460.1	$740.3

Basis of Presentation

The financial information for all prior periods presented has been recast so that the basis of presentation is consistent with that of the financial information for the three months and year ended December 31, 2010. This recast reflects the financial condition, results of operations and cash flows of buy.at as discontinued operations and the financial condition, results of operations and cash flows of ICQ as continuing operations for all periods presented. The financial condition, results of operations and cash flows of ICQ continue to be excluded from AOL’s financial results for all periods subsequent to July 8, 2010.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of gains and losses on all disposals of assets (including those recorded in costs of revenues) and non-cash asset impairments. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations and asset impairments, as well as the effect of gains and losses on asset sales, which we do not believe are indicative of our core operating performance. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges related to goodwill, intangible assets and fixed assets. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by continuing operations, less capital expenditures and product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the continuing business that, after capital expenditures and product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows and the results of discontinued operations.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). Media Metrix estimates unique visitors based on a sample of internet users in various countries (referred to as the “panel-only methodology”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Media Metrix announced the availability of an alternate methodology (currently referred to as “panel-centric unified” or “Media Metrix 360”) to estimate unique visitors, in order to provide a more accurate count of a website’s audience, and has continued to refine this methodology. We adopted this alternate methodology for domestic unique visitors to AOL Properties and AOL Media starting December 2009 and going forward. As a result, our domestic unique visitor numbers based on Media Metrix 360 will not be comparable to the estimates under the previous methodology. For comparison purposes, domestic unique visitors to AOL Properties and AOL Media are reported, in Operating Metrics within this press release, under both the Media Metrix 360 and panel-only methodology for the fourth quarter of 2010.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Quarterly Report on Form 10-Q for the three months ended September 30, 2010 (the “Quarterly Report”) and our Annual Report on Form 10-K for the year ended December 31, 2009 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Further, lower than expected market valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. In addition, achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Quarterly Report and the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) our ability to attract and retain key employees; 3) the success of any cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 4) the impact of significant acquisitions, dispositions and other similar transactions; 5) the failure to meet earnings expectations; 6) asset impairments; 7) decreased liquidity in the capital markets; 8) our inability to access the capital markets for debt securities or bank financings; and 9) the impact of “cyber-warfare” or terrorist acts and hostilities.

About AOL

AOL Inc. (NYSE: AOL) is a leading global web services company with an extensive suite of brands and offerings and a substantial worldwide audience. AOL’s business spans online content, products and services that the company offers to consumers, publishers and advertisers. AOL is focused on attracting and engaging consumers and providing valuable online advertising services on both AOL’s owned and operated properties and third-party websites. In addition, AOL operates one of the largest internet subscription access services in the United States, which serves as a valuable distribution channel for AOL’s consumer offerings.

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Corporate Communications

Lauren Hurvitz

212-206-5020

Lauren.Hurvitz@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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